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                                                                    EXHIBIT 10.3

November 19, 1998





Mr. William T. Hanley
P.O. Box 385
Fiskdale, MA 01518

Dear Mr. Hanley:

We propose that you perform consulting services for Galileo Corporation ("Galileo"), and we understand you are willing to perform such services for Galileo, upon the terms and conditions set forth in this Agreement.

Therefore, it is hereby mutually agreed as follows:

You, William T. Hanley, will perform professional consulting services, as Galileo may request, during the term of this Agreement. Your work will primarily involve, but not be limited to, cooperation and assistance in the defense of any legal claims, inquiries, investigations, etc. currently pending or subsequently brought against the Company and also general corporate matters for Galileo.

         You will be available to perform such services at all reasonable times during the term of this Agreement as may be requested by us. You will report to the President of Galileo.

2. As full compensation for your services hereunder, Galileo will pay you a fee of ten thousand dollars ($10,000) per month, which will be compensation for any time worked up to a maximum of 50 hours per month. For any time worked in excess of 50 hours per month, your compensation will be two hundred dollars ($200) per hour. Any time worked in excess of 50 hours per month must be expressly authorized in writing by the President of the Company. Payments will be made on a monthly basis at the end of each month.

3. You will be reimbursed for all reasonable expenses for travel, meals, and lodging that you incur with prior approval of the President of Galileo in connection with your consultancy hereunder.

4. You will at all times be an independent contractor and not an employee of Galileo. Except as set forth in paragraph six, below, the manner in which you render services to us will be within your sole control and discretion. During the term of this Agreement you shall undertake no act, nor make any statement, written or verbal, contrary to the interests of Galileo nor make any commitment, financial or otherwise, on behalf of Galileo without the express prior written authorization of the President of Galileo. You hereby represent that you will perform the tasks envisioned under this Agreement in a professional, responsible and timely fashion.

5. Galileo has the right to accept or reject the recommendations made by you as the consultant. At all times, the design of any products which relate to this Agreement shall remain under the control and responsibility of Galileo.


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6.   You will observe our rules and regulations with respect to conduct and the health and safety and protection of persons and property while on our premises or engaged in Galileo business. You will comply with all applicable governmental laws, ordinances, rules and regulations applicable to your services hereunder or the performance thereof.

7. All patentable and unpatentable inventions, discoveries, and ideas which are made or conceived by you in the course of or as a result of the services performed hereunder shall become Galileo's sole and exclusive property throughout the world. Promptly upon conception of such invention, discovery, or idea, you will disclose same to Galileo and Galileo shall have full power and authority to file and prosecute patent applications throughout the world thereon and to procure and maintain patents thereon. Where appropriate, any patent application made upon any inventions developed, in whole or part, by you shall list you as an inventor. You shall, at our request and expense, execute documents and perform such acts as our counsel may deem necessary or advisable, to confirm in us all right, title and interest throughout the world, in and to, such invention, discovery, or idea, and all patent application, patents and copyrights thereon, and to enable and assist us in procuring, maintaining, enforcing and defending patents, petty patents, copyrights, and other applicable statutory protection throughout the world on any such invention, discovery, or idea which may be patentable or copyrightable.

8. In connection with your work for us, you may be given confidential or proprietary information of Galileo. All such information (whether or not designated as confidential or proprietary) and know-how which you in any way obtain from us and all inventions, discoveries and ideas which shall become our property pursuant to paragraph seven hereof, shall be held secret and in confidence by you and shall not be used or revealed by you to any third parties unless, until and to the extent we shall consent thereto in writing, or until such information, know-how, inventions, discoveries, and ideas are or shall become generally available to the public.

9. It is understood that you will not disclose to us any knowledge, information, inventions, discoveries and ideas which you possess under an obligation of secrecy to a third party.

10. You hereby represent to us that you do not have any express or implied obligation to a third party which in any way conflicts with any of your obligations under this Agreement.

11. It is understood that we will have the royalty-free unrestricted right to use and disclose to third parties, any and all unpatented information, know-how, inventions, discoveries, and ideas disclosed to us by you in the course of your services hereunder.


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12.  All written information, drawings, documents and materials prepared by you in the course of your services hereunder shall be our sole and exclusive property, and will be delivered to us by you promptly after expiration or termination of this Agreement, together with all written information, drawings documents and materials, if any, furnished by us to you in connection with your services hereunder and not consumed by you in the performance of such services.

13. During the term of this Agreement, you agree not to perform, for any competitor or potential competitor of Galileo, any services which are in the field of this Agreement without first advising us in writing of the nature of the services contemplated and the party for whom they are to be performed, and receiving from Galileo the express written consent of Galileo to perform such services. The determination of who is a competitor or potential competitor shall be made solely by Galileo in its reasonable discretion. Breach of this section shall be deemed cause for Galileo to terminate this Agreement without prejudice to any other rights and remedies available to Galileo at law or in equity.

14. The term of this Agreement shall commence on November 19, 1998 and shall terminate on November 18, 1999, unless sooner terminated upon mutual agreement or upon your death or disability.

15. The provisions of paragraphs 7, 8, 11, 12, and 17 shall survive and continue after expiration or termination of this Agreement.

16. Any assignment by you of this Agreement or of any of the rights or obligations hereunder, without our written consent, shall be void. No modification of this Agreement or waiver of any of the terms or conditions contained hereunder shall be binding unless in writing and signed by both parties.

17. The terms of this Agreement shall be governed in all respects by the laws of the Commonwealth of Massachusetts, without regard to conflict of interest principles.

18. This Agreement reflects the understandings of both parties and is the entire agreement between the parties. All other prior agreements and obligations are abrogated and withdrawn.


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If you agree to the foregoing, please indicate your acceptance of this Agreement by signing the enclosed duplicate copy of this Agreement and returning same to us not later than November 23, 1998.

Very truly yours,

GALILEO CORPORATION



   By: /s/ W. Kip Speyer
       -------------------------
Title: PRESIDENT
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Agreed to and accepted this
       day of  November 1998
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/s/ William T. Hanley
---------------------
William T. Hanley


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